Corporate Headquarters: 8260 Greensboro Drive
                                                           McLean, VA  22102
                                                           703-356-1717 (tel.)
                                                           703-356-1717 (fax)
News
Release
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For Immediate Release                      Contact: Matt Jones
                                                         Chief Financial Officer
                                                         703-356-1717, ext. 304

               The Netplex Group, Inc. Completes Private Placement

         March 17, 1998 - McLean, Va - The Netplex Group, Inc. (NASDAQ: NTPL) announced today that it closed on $1,212,000 of financing in a private placement raised primarily from employees, directors, associates, existing stockholders, and friends of the Company.

         The Netplex Group, Inc. issued shares of non-registered common stock to purchasers who have agreed to a one-year lock-up provision. These restricted shares carry registration rights and were offered at $1.00 per share. The funds will be used to finance operations and additional acquisitions.

         In making the announcement, Gene Zaino, President and Chief Executive Officer, said, "The strong show of confidence and commitment by those working for the Company as well as those who have been long-term investors and supporters is testament to the potential which exists for The Netplex Group, Inc."

         The Netplex Group, Inc. (www.netplexgroup.com) is an information solutions company, providing the people, technology, and processes to build, manage and protect business information systems. Headquartered in McLean, Virginia, Netplex is a $50+ million public company (Nasdaq: NTPL) with over 425 employees operating in seven locations throughout the United States.


          Netplex is a registered trademark of The Netplex Group, Inc.
                              All rights reserved.

Statements in this news release concerning service offerings, market opportunities, acquisitions, financial performance, results or expectations are forward-looking statements. Actual results or performance could differ materially from those expressed or implied by such forward-looking statements as a result of known or unknown risks, uncertainties and other factors, such as risks associated with unforeseen technical difficulties, changes in technology and standards, dependencies on key employees, completion of acquisitions, successful integration of acquisitions, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company's filings with the Securities Exchange Commission, press releases and other communications.

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